Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

June 28, 2011

Board of Directors
Augme Technologies, Inc.
43 West 24th Street, 11th Floor
New York, New York 10010

Re:	Augme Technologies, Inc.
Shelf Registration Statement on Form S-3

Ladies Gentlemen:

We have acted as counsel to Augme Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company, of (i) shares of its common stock, $0.0001 par value per share (the “Common Stock”), (ii) shares of its preferred stock (the “Preferred Stock”)and (iii) warrants to purchase shares of Common Stock (the “Common Stock Warrants”) with an aggregate offering price of up to $75,000,000, (the Common Stock, Preferred Stock and Common Stock Warrants are each referred to herein as a “Security,” and collectively as the “Securities”). The Securities may be issued and sold by the Company and the Common Stock may be sold by the selling stockholders pursuant to a registration statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 28, 2011.

As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Securities. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations of the Commission thereunder.

We are of the opinion that upon completion of the procedures set forth in the Registration Statement proposed to be taken by the Company the Securities with an aggregate offering price of $75,000,000 that may be issued and sold by the Company, in the case of Common Stock and Preferred Stock, will be legally issued, fully paid and nonassessable when sold and, in the case of Common Stock Warrants, will be binding obligations of the Company.

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use or our name in the related prospectus and prospectus supplement under the heading “Legal Matters.”

Very truly yours,

/s/ Richardson & Patel LLP
RICHARDSON & PATEL LLP